Exhibit 99.1

Tenaska Disallowance

The Washington Utilities and Transportation Commission (WUTC) issued an order on May 13, 2004 determining that PSE did not prudently manage gas costs for the Tenaska electric generating plant. PSE was ordered to adjust its Power Cost Adjustment mechanism (PCA) deferral account to reflect a one-time disallowance of $25.6 million pretax for the PCA 1 period (July 1, 2002 through June 30, 2003). This amount was recorded as a Purchased Electricity expense in the second quarter of 2004.

In the May 13, 2004 order, the WUTC also established guidelines and a benchmark to determine PSE’s recovery on the Tenaska regulatory asset starting with the PCA 3 period (July 1, 2004) through the expiration of the Tenaska contract in the year 2011.

The benchmark is defined as the original cost of the Tenaska contract adjusted to reflect the 1.2 percent disallowance from a 1994 Prudence Order.

The process of determining guidelines for calculating future recovery of the return on the Tenaska regulatory asset is as follows:

1.	The WUTC will determine if PSE’s gas purchasing plan and gas purchases for Tenaska are prudent through the annual PCA compliance filings.

2.	If PSE’s gas purchasing plan and gas purchases for Tenaska are prudent, and if PSE’s actual Tenaska costs fall at or below the benchmark, it will recover fully its Tenaska-related costs.

3.	If PSE’s gas purchasing plan and gas purchases for Tenaska are prudent, but its actual Tenaska costs exceed the benchmark, PSE will only recover 50 percent of the lesser of:
a)	Actual Tenaska costs that exceed the benchmark or;
b)	The return on the Tenaska regulatory asset (return on the asset would be added last — to all other relevant Tenaska costs).

4.	If PSE’s gas purchasing plan or gas purchases are found to be imprudent in a future proceeding, PSE risks disallowance of any and all Tenaska related costs (gas, return of and return on).

The Washington Commission confirmed that if prudent, PSE will recover the full amount of actual costs and the return of the Tenaska regulatory asset even if the “benchmark” is exceeded. The projected costs and projected benchmark costs for Tenaska are as follows:

($ in millions, pretax)	Jul-Dec 2004	2005	2006	2007	2008	2009	2010	2011
Projected Tenaska costs (*)	$96.9	$193.7	$188.3	$181.9	$177.8	$166.1	$159.9	$127.7
Projected Tenaska benchmark costs	85.6	159.5	167.9	175.2	182.2	189.5	197.2	157.2

Over (under) benchmark costs	$11.3	$34.2	$20.4	$6.7	$(4.4)	$(23.4)	$(37.3)	$(29.5)

Projected 50% disallowance based on
WUTC methodology	$5.6	$10.9	$8.0	$3.3	$0.5	$--	$--	$--

_________________
* Projection will change based on market conditions of gas and replacement power costs.

Due to projected Tenaska costs exceeding the benchmark during the PCA 3 period (July 1, 2004 to June 30, 2005) PSE estimates a disallowance of $11.3 million pretax for the PCA 3 period. This estimate was based on applying the WUTC’s methodology of 50 percent disallowance on the return on the Tenaska regulatory asset. Approximately $5.6 million pretax or half of the estimated disallowance for the PCA 3 period ($11.3 million pretax) would be disallowed in July 1, 2004 through December 31, 2004. Puget Energy’s current earnings guidance of $1.20 to $1.30 per diluted share for year-end 2004 includes the impact of the estimated $5.6 million pretax disallowance.

The WUTC did not expressly address the Tenaska disallowance for the portion of the PCA 2 period (July 1 2003 through June 30, 2004) that occurred prior to May 24, 2004. PSE’s electric rates authorized by WUTC effective May 24, 2004 reflect an annualized Tenaska disallowance estimate of $9.9 million pretax. Customer rates for the period May 24, 2004 through June 30, 2004 reflect a Tenaska disallowance amount of $1.2 million pretax. PSE estimates the Tenaska disallowance for the full 12-month PCA 2 period to be approximately $12.2 million pretax if the WUTC were to follow the same methodology as they have ordered for the PCA 3 period. PSE recorded a $12.2 million pretax disallowance to Purchased Electricity expense in the second quarter of 2004. However, PSE reserves the right to address the merits of any disallowance in its PCA 2 compliance filing which will be filed in the third quarter of 2004. All Tenaska costs are subject to the operation of the PCA mechanism. Actual Tenaska disallowances starting with the PCA 2 period will be measured and trued-up annually through the PCA compliance filing.

The PCA customer deferral balance of $17.6 million pretax at March 31, 2004 and excess power costs under the PCA mechanism of $6.6 million pretax for the second quarter of 2004 (totaling $24.2 million pretax) was expensed and a Tenaska loss reserve was established to offset future PCA customer deferrals. The Tenaska loss reserve balance as of June 30, 2004 was $13.6 million pretax including Tenaska disallowances of $37.8 million pretax recorded in the second quarter of 2004 ($25.6 million for PCA 1 and $12.2 million for PCA 2). The total amount of Tenaska disallowances for 2004 is expected to be approximately $43.4 million pretax.

Prior to the Tenaska disallowance, PSE’s excess power costs under the PCA mechanism were at the $40 million pretax cumulative cap. However, with the Tenaska disallowance, the cumulative amount of excess power costs under the PCA mechanism at June 30, 2004 are $26.5 million (PSE’s share is $24.3 million pretax). PSE’s share of excess power costs from July 1, 2004 until the PCA mechanism cumulative cap of $40 million is reached will be offset by the Tenaska disallowance reserve ($13.6 million pretax at June 30, 2004). Consequently, and based on current market conditions, PSE does not expect its earnings through year-end 2004, to be further impacted by excess power costs under the PCA mechanism. PSE expects to reach the $40 million cumulative cap in November 2004.

Below is a summary of the Tenaska disallowances by quarter through Dec. 31, 2004:

Quarter ending ($ millions)	7/02 - 6/03 PCA 1 (ordered/final)	7/03 - 6/04 PCA 2 (estimated)	7/04 - 12/04 PCA 3 (estimated)	Pretax Total	After-Tax EPS
June 30, 2004	$ 25.6	$ 12.2	$ --	$ 37.8	$ 0.25
Sept. 30, 200	--	--	2.8	2.8	$ 0.015
Dec. 31, 2004	--	--	2.8	2.8	$ 0.015

Total	$ 25.6	$ 12.2	$ 5.6	$ 43.4	$ 0.28

The information below provides support for the calculation of the Tenaska disallowances recorded in the second quarter of 2004:

•

Under the PCA mechanism, PSE is allowed to earn its weighted average cost of capital (WACC) on the average of the monthly averages (AMA) of the unamortized Tenaska regulatory asset account. For each PCA period, the AMA balance at the end of each PCA period (June 30) is used to calculate the return on the Tenaska regulatory asset.

•	PSE’s Weighted Average Cost of Capital (approved effective July 1, 2002):

Capital Structure	Portion	Cost	Pre-Tax WACC	After Tax WACC
Long Term Debt	52%	7.53%	3.92%	2.55%
Short Term Debt	6%	4.50%	0.25%	0.16%
Preferred	2%	7.78%	0.19%	0.19%
Common	40%	11.00%	4.40%	4.40%

Total	100%		8.76%	7.30%

After-Tax Cost of Capital				7.30%

•	Disallowance ordered on the Tenaska regulatory asset for PCA 1 ($25.6 million pretax):

AMA balance at the end of PCA 1		$228 million
x After-tax WACC	x	7.3%

After-tax disallowance (100% of the return on)		$16.6 million
Divided by (1 minus 35% statutory income tax rate)	/	65%

Pre-tax disallowance for PCA 1 recorded in Q2 2004		$25.6 million

•	Estimated disallowance on the Tenaska regulatory asset for PCA 2 ($12.2 million pretax):

AMA balance as of end of the PCA-2 Period		$216 million
x After-tax WACC	x	7.3%
/ (1- 35% statutory tax rate)	/	65%

After-tax disallowance (100% of the return)		$24.2 million
x 50% (based on WUTC guidelines for PCA 3)	x	50%

Estimated pretax disallowance for PCA 2 recorded in Q2 2004		$12.2 million

For the further details, please refer to Puget Energy’s June 30, 2004 Form 10-Q filed with the Securities and Exchange Commission (SEC).

CAUTIONARY STATEMENT: Certain statements contained in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include earnings guidance for the year-end 2004. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect actual results include, among others, governmental policies and regulatory actions, including those of the WUTC, and weather conditions. More information about these and other factors that potentially could affect the company’s financial results is included in Puget Energy’s and PSE’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and in their other public filings filed with the Securities and Exchange Commission. Except as required by law, Puget Energy and PSE undertake no obligation to update any forward-looking statements.